Exhibit 4.91

BROOœ PETROLEAUu fj o DATED 0 @

- 1 - The parties listed balow agree, in this Commercial Storage Agreement (the "Agreement*} da*ad as of 0@’ Ssptomber 2022 and executed in Dubai, UAE, Iha folbwlng: Terminal . and the Customer wishes to store the Product at the Terminal and desires to purchase stomge relate This Agreement comprises the 6 e ñ •. y Commercial Terms and the General TenTis and Conditions (’GTCs") which are attached to thls Agreement and ae "Clrcutatton Charges maans the charges described in Box 16 of these Key Commercial Ta+rris ;

2. "Clause(s)" means lhe provision(s) and stipulation(s) of the GYCs Commencement Date ƒ means 15’ September 2022; 4. "Excess Throughput Charges ƒ means the charges 6. described inBox14 of theseKey Commercial Terms, ”Fae* means, in respscl of each month an amoMnt equal to the aggregate of the Renta and Handling Charges, the Excess Thfoughput Charges, the Tank eanng Charges the Circulatlon Charges, the Tank Heating Charges, the nter Tank Transfer Charges, and the TopSide Facility Charges for such month; "Finance Party" maans any person providing debt financing to the Operator in connection with the Terminal (excluding any shareholder of the Operator or any Affliate of any 7. "Floor Pdce" has the maaning ven to n Box13ofthese Kay Commercial Tems; "Guarantee" not used; 10. "GTCs’ has the meaning givan to it in Box 4 of these Key Commercial Terms ; "Inter - Tank Transfer Charges" means the charges descrlbed in Box 18 of these Key Commercial Terms ; ’Key Commercial Terma" means the provllons of Bax 1 mean ng g ven a 1 n Box 13 of these Key Commercial Terms ; ’POF" has the meaning given to Commarcial Tarrrls ;

- 3 - 15. "Product’ has the meaning 9 ven to itin Box 8 of these Key Commercial Terms; 18. "Rental and Handling Charges" means the charges described In Box 13 of theseKoy Commercial Terms ; ’Services" has the meaning given toItInBox 10 of these Key Commercial Tefzns ; "Storage Facllltles" means any storage spaca wI \ h pipellnes, pumps, component pans arld equipment and sppliances belanging thereto . wh 1 ch are within lhe Teminal, to be made available to or to be used by the Operator for the purpose of carrying out the Services pursuant to the Agreement . ’Tank Cleaning Charges" means the charges described In Bok 15 of these Kay Commercial Terms ; 17. 48. 19. 20. ’Tank Heating Charges" means the chargas described In Box 17 of thasa Key Commerdal Terms ; *Tank Turn" means a volume of Product equal to the VUlume Commitment ; 'T • n hasWemeaninggen t> it in Box 7 o{ these Key CommemalTwms 21. 2J. WeiwilnaF‘ means the petroleum crude and product storage t 6 rmlnal descrlbed in e»x g o bese Key Commerdal Tems ; ”YopGide Facility Charges' means the charges described in Box 49 of thesa Key Commercial Terms ; and Volume Commltment^ has the meaning given toitin Box 11 of these Key Commercial Terms .; and "Port Dues" has the meaning given fa it inBox 20 of these Commercisl Tems. 24. 25. 26.

7. Period of Agreement 8. Product 9. Teminał 10. Serviœs 27 . W \ /harfage Facility Charges" has the meaning giyen to il in Box 20 of these Key CommerCİBl Terms . Not used. The obligations under this Agreement (including tha obligagon of the Operate to provóe the Services and of the Customer Ø pay łhe Fee) Shall begin pn the Commencement ßate, and shall, subject to the terms of this Agæemenł, œntinus for a porìod of 3 years * 3 years, i . e . (the “Term") . The Agreement can be ranewad based on mutual agreamant, włth to be defined conditions . The parties should start negotiations 30 (thirty) days prlor to the expiry of the Term . The Product shall comprise Gasoil delivered by the Customer to the Ogeœ to r for the purposes of carrying . out the î 3 ervices, æ dascñbed in the Port Rules for Topside Facility Operations (the *’Top Side Rulas“) and the type and specifiœtions of which shall be pre - agreed by the Partles prior to delivery . TerïyinaJ means the Phase II Tank Farm with 602,fł64 cubicmetre capadty crude all, fuel oil and product storage terminal developed by BPGIC in the , Emirate cf Fujalrah, arid m0re speÒfłcally, located near the Port of Fujairah ("POF"), United Arab Emlratœ and any other premises. dfice, building, Storage Facitities (ss defined in the GTCs), tank, and plpallne at which or In which Sarvices are provided to the Customer In accordance with this Agreement by the Operator or any third party appointed by the Operator. In caæ a third party is appointed by the Operator. Tha Ser'rlces shall compi \ se any or all operations carried out or to be œrriad out by the Operator in respect of the Product aĘ outskłe or through tha Terminal, inclusive of but not æslrloed

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16. Circulation Charges 17. Tank Heating 18. )nter - Tank Transfers 19. TopSlde Facility Charges 20. Port Duos and Wharfage Facll)ty Charges I deliver it back the same basis. e Ope r The Customer shall pay fo Iha Operator circulation charge "Circulation Charges") at a USS er hour in case such a service is requested by the Customer. Not applicable for the required products. If the Customer requests, and the Operator consents to, the transfer of the Customer's Product from one tank to another, the Customer shall pay Inter - Tank Transfer Chargss to the Operator at the amount of US $ her cbm oi Product transferred between any tank 6 al the same Teminal and measured at i ambient temperature during tbe transfer per month . The custody transfer volume willbebased on be Issuing lank levelgaugecompusfon . The Customer will pay the Operator as a pass - thfough basis tha TopSide Faclll(y charges as charged by the POF as further sal oil in Clause 11 of the GTCs, and asper actual Port ofFujalrah invoices . Port dues and any other charges [including Wharfage Facility Charges) impaled by lhe POF on tha Customers vessels as defined In the port of Fujairah Port Tatiff (effective from 1 May 2008 as amended from time to time) or any other applicable chargos shall be borne directly by the Customer and are nol appI . cabls to this Agreement To the extent these arriounts are invoiced diractJy to the Operator rather than the Customer, the Customer ahall repay the Oparator all such amounts upon recaipt of an Invoice in respact of such charges Tram

21. Change in law INMTJESS WHEREor the Pales hereto hav above written. Signed by Mr. lcofaas L Paardeiikooper for and on behalf of Broage Pelmieum aztd Gas InvesLznent Signature: for and on behalf of CenGeo Naw End In thepres_g matur e - 8 - the Operator in accordance with the pro \ IsI 0 ns of Glause 11 . Any duties or loxcs Io \ ; ed by any compotont authority will be payoblc by tha Customer as further set out in Glausa 3 . 10 of tha fiTCs . Any material increase In costs reasonably Incurred of to be incurred and property evidencad and satisfactorily documented by BPGIC in performing Ils obligations urder this Agreement, induding any material increase that arbes as a direct result of a change in law (induding a change in interpretation of an existing aw) rog 0 lallon (Ir,cltlding a change in interpretation of an edstlng regulation) or tax, v/ill b e tx›rize by tie Guslomer, based o n mulual agresmant, ona pro rata basis, tkat la pro rata to the proporton which Its Vouma Cornmilillent bears to the total storage capacity of the Taminal, by means of an adjustment la the appropriate elementfs) of the Fee . Agreement on the day and year first

GEMSR A L TERus n tj D O

CONTENTS

CLAUSE		PAGE
2.	APPLICABILITY OF GTCs	2
3.	PRODUCTS	3
4.	STORAGE FACILITIES	5
5.	OPERATION AND MAINTENANCE OF STORAGE FACILITIES	7
6.	DELIVERY AND REDELIVERY	7
7.	DELIVERY AND REDELIVERY REQUIREMENTS	8
8.	HANDLING OF VESSELS	9
9.	DETERMINATION OF QUANTITIES	10
10.	ACCESS TO TERMINAL	11
11.	CONDITIONS OF PAYMENT	11
12.	THIRD PARTY CHARGES AND SUMS ON PRODUCTS	13
13.	RIGHTS OF LIEN AND RETENTION	13
14.	TRANSFER OF OWNERSHIP	14
15.	REPRESENTATIONS AND WARRANTIES	14
16.	TERMINATION	14
17.	AFTER TERMINATION	16
18.	FORCE MAJEURE	18
19.	LIABILITY	19
20.	INSURANCE	22
21.	CONFIDENTIALITY	23
22.	CUMULATIVE RIGHTS AND REMEDIES	23
23.	COMPLIANCE WITH STATUTES	24
24.	NOTICES	24
25.	ASSIGNMENT	25
26.	CONSENT OR WAIVER	25
27.	SEVERABILITY	25
28.	APPLICABLE LAW	25
29.	NOTICE OF DISPUTE	25
30.	ARBITRATION	25
31.	THIRD PARTY RIGHTS	26

Hogan Lovells

1. DEFINITIONS AND INTERPRETATION

1.1 **Definitions**

In this Agreement:

"Additional Documents" has the meaning as ascribed to it in Clause 3.2.

"Affiliate" means a Party or person Controlling, Controlled by or under common Control with another Party.

"Agreement" means this Agreement comprised of the Key Commercial Terms and the GTCs or any agreement made in writing between the Customer and the Operator for the carrying out the Services.

"Applicable Laws" means any federal, emirate, municipal or authority statute, ordinance, regulation, guideline, rule, code, direction or any licence, consent, permit, authorisation or other approval, including any conditions attached thereto, of the United Arab Emirates, the Emirate of Fujairah or any public body or authority, local or federal agency, department, inspector, ministry, official or public or statutory person which has appropriate jurisdiction.

"Business Day" means any day excluding Saturday and Sunday and any day which shall be a legal holiday or a day on which banking institutions are authorised or required by law or other governmental action to be closed in the United Arab Emirates;

"Control" in relation to a body corporate means the ability of a person to ensure that the activities and business of that body corporate are conducted in accordance with the wishes of that person and a person shall be deemed to have Control of a body corporate if that person possesses the majority of the issued share capital or the voting rights in that body corporate or the right to appoint or remove directors of that body corporate holding a majority of the voting rights at meetings of the board of directors (or equivalent management organ) on all, or substantially all, matters, and except as expressly provided in this Agreement cognates of the term Control shall be construed accordingly.

"Customer" means the Customer as specified in the Key Commercial Terms.

"Dispute" has the meaning given to it in Clause 28.

"Energy Institute" means the professional body for the energy industry, based in the UK.

"Failure to Pay Notice" has the meaning given to it in Clause 13.2.

"Force Majeure" has the meaning given to it in Clause 18.1.

"LIBOR" means the London Interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD and period of one month displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen or any benchmark rate which is formally designated, nominated or recommended as the replacement for LIBOR.

"Loss" means any loss, damage, cost and expense suffered by the claimant due to the loss, destruction or damage of any property (including the property of the claimant) or from any damage to the environment or from the death or injury of any person (including the claimant).

"Maintenance Works" means checking, maintenance, repair and alteration work to the Terminal as per Clause 5.1.

Hogan Lovells

].2 "OT 1 " and "OT 2 " means all permanent existing and pbnned oil tanker berths at OII Tanker Terminal 1 and Oil Tsnker Teminal 2 wi!hin the Portal Fujairah, along with the installations related thereto . ’Party” ated "Parties" means the Customer and the Operator Individually and collectively as the context may raquiro . ’Port Regulations’ maana any rules, regulations, ordihancas, procaduras, directives, requirements, polldes, standards or information of any kind, whether currently in force or Introduced from time to time, produced by the POF In connection with POF and with which users of POF are required to comply, including the Port Guldellnes, tt›e Port Ordinance 1982 , and the Top Side Rules, as may be ao›ended from time to time . ƒ Rea 6 onable and Prudent Operator" means a person seeking in good faith to perfom ils contractual obligations and in so doing and in the general conduct of its undartaNng axarcising tflat degree of sMll, diligence, prudence and fore 6 ight whlch would reasonably and ordinarily be expected from a skilled and experienced operator complying with the Port Regulations and all Applicable Laws and engaged in the sama typa of undertaldrig under tha same or similar circumstances and conditions as contemplated by this Agreement "Rules" has the meaning given to it in Clause 30.1, ”Security Trustee’ has the meaning given to it in Clausa 16,3. "Standards of a Reasonable and Prudent Operator means the standards, practices, mothada and procedures expected from a Raasonabla and Prudent Operator . 'Temlnadon Sum’ means an amount equal to the aggregate amount that would have bacome due in respect of the Rental and Hand|lng Charge (flxed at the hlgher of the Floor Prlce or the latest Market Price) under lhls Agreement unfil the date on which tMs Agreement would have explred In accordance with its tems . ”Vessel ƒ means any boat, ship or tanker delivering Product to tha Temlinal vla the OT 1 . OT 2 or any future jetties or any single buoy mooring system . Interpretation Words importing Ihs singular only also Include the plural and vice versa where tha context requires ; words and expressions importing the masculine gander include the feminine ; reference to son indudos any pubjlc body and any body of persons incorporate or unincorporata . Headings Clause headings shall be deemed not to be part of II \ e Agreemef t and shall not be taken into account in the Interpretation thereof . Prevalence The provisions of the Key Commarclal Terms and lhe Clauses of the GTCs are to be read as mutually explanalqry one of another, but in case of conflict, discrepancy in or divergence botwsen the provisions of the Key Commercisl Terms and the Clauses of thls Agreement, theprovisions of the Key Commercial Terms shallprevail . APPLlCABitJTY oF GTCs 1.3 N.4 2. All Services shall be provided aod carried ovt pursuant to this Agreement unless otherwise agreed in writing by the Parties.

3. PRODUCTS

3.1 Description

For each cargo of Product to be delivered to the Terminal, the Customer shall, when required by the Operator in accordance with the Operator's normal operating procedures, furnish to the Operator a correct and full written description of the Products as may be reasonably requested by the Operator and shall include: their nature, type, quality, composition, temperature, weight, volume, value, source, origin, hazard classification, their pressure and in addition thereto all physical/chemical properties including but not restricted to: boiling point, flash point, vapour pressure, toxicity, melting point, coagulation point, viscosity, degradableness in water, stability, corrosiveness, acidity, static loading, smell level, MAC/PEL value and all particulars, knowledge of which is material to the Operator for the provision of the Services or alternatively, which is of such nature that the Agreement would not have been entered into or not on the same conditions, if the Operator had had knowledge of those particulars. Such description shall be provided by the Customer in the form specified by the Operator.

3.2 Additional Documents

The Customer agrees to execute in its name, pay for, and furnish to the Operator timely before the receipt of the Products all information, documents, permits, approvals and other materials and data (**"Additional Documents"**) which may be required by any Applicable Law including statutes, ordinances, rules, or regulations of any public authority relating to the description, receipt, storing, handling (loading/unloading), blending, shipping, or disposal of the Products or their waste or waste products, to or from the Terminal, together with detailed written instructions as to their use and disposition.

3.3 Notification

The Customer shall as soon as practically possible notify the Operator in writing of new data with regard to the Products falling under the Agreement that become known during the duration of the Agreement.

3.4 No Cognizance

The Operator shall not be deemed to have knowledge of the description of the Products, if the descriptions referred to in Clause 3.1 and/or the Additional Documents as per Clause 3.2 are not materially complete or correct. The Operator may accept delivery of the Products notwithstanding the Operator's knowledge of any incorrect or incomplete description of the Products and/or incorrect or incomplete Additional Documents (having notified the Customer of such), and if the Operator shall choose to take delivery of the Products:

(a) the Customer shall bear the risk and expense of any necessary measures carried out by the Operator in respect of the Products arising from such incorrect or incomplete description and/or such incorrect or incomplete Additional Documents and shall indemnify the Operator against all Loss arising from such measures; and

(b) the Operator shall not be liable for any Loss arising from such taking of delivery of the Products,

save in each case to the extent such Loss arises from the gross negligence or wilful misconduct of the Operator.

3.5 **Inspection of Products**

(a) The Operator is not bound to check the Products or their quality, conditions and conformity with their description and/or, as the case maybe, the completeness or correctness of the Additional Documents. Without prejudice to Clause 3.4, the Operator shall, however, be entitled, on or before taking delivery of any Products, to measure, test or examine the Products and check the Additional Documents for the purposes of inspection or verification if the Operator suspects that the contents have been incompletely or incorrectly described and/or incomplete or incorrect Additional Documents have been furnished to the Operator. The Customer shall bear the reasonable and documented cost of the Operator's inspection and verification.

(b) The Customer may appoint, at its own cost and expense, an independent inspector(s), the identity of which shall be approved by the Operator, to ascertain the quality of the Products at the Terminal. The decision of such inspector(s), if appointed, shall be treated and accepted by the Customer and the Operator as conclusive and shall be final and binding upon the Operator and the Customer, save in the case of fraud or manifest error, as to the quality of the Products so loaded or unloaded. If no inspector is appointed, then in such an event the qualities ascertained by the Operator shall be binding for both Parties.

3.6 **Delivery of Products**

(a) Any taking of delivery of the Products by the Operator shall not constitute proof that the Products were delivered in a good and undamaged condition.

(b) The Operator shall, as soon as possible, notify the Customer of any damage or defect of the Products and/or incompleteness or incorrectness of the description of the Products or the Additional Documents, which is apparent at the time of delivery thereof but the Customer shall not make any claim against the Operator by reason of the fact that it has not been so notified.

(c) The Operator shall be entitled, at the expense of the Customer, to do all things necessary to prevent or reduce further deterioration in the condition of the Products and to arrange for a report to be made on the condition of the Products or, as the case may be, arrange for the correction or completeness of the Additional Documents, without being liable for any Loss arising from doing such things and the Customer shall indemnify the Operator against such Loss save where such Loss arises from the gross negligence or wilful misconduct of the Operator.

3.7 **Refusal of Products**

Notwithstanding other provisions of the Agreement, the Operator shall be entitled to refuse to take delivery of the Products or to carry out any Services if the acceptance of Product or carrying out of Services may in the reasonable opinion of the Operator result in:

(a) the Products delivered purportedly as the Products do not conform with the description thereof provided by the Customer as per Clause 3.1 and/or are not furnished with complete or correct Additional Documents as per Clause 3.2;

(b) danger or damage either to persons, goods, the Terminal or property generally;

(c) any environmental damage; or

(d) a violation of the Port Regulations or Applicable Laws.

3.8 If the Products are at the Terminal and, in the reasonable opinion of the Operator, do not conform with the description thereof provided by the Customer as per Clause 3.1 and/or are not furnished with complete or correct Additional Documents as per Clause 3.2, the Operator shall be entitled to remove the Products forthwith at the risk and expense of the Customer.

3.9 **Admission to Terminal**

If the Operator gives its consent to admit to the Terminal the Products, whose quality deviates from the description referred to in Clause 3.1 and/or, as the case may be, the Additional Documents are incomplete or incorrect as per Clause 3.2, all the necessary extra operations, of any nature whatsoever, which are carried out in relation to those Products and all further consequences shall be for the account of the Customer.

3.10 **Duties, Taxes and Charges**

If the Products are or may be subject to duties, taxation or other charges under the Applicable Law, the Customer shall reasonably in advance and on demand furnish to the Operator, all information and documents required by the Operator to enable the Operator to make the appropriate declarations to such authorities for such purposes or to facilitate the Operator's dealings with such authorities. The Customer shall be liable for and shall indemnify the Operator against any Loss, penalties, taxes or duties paid or payable by the Operator as well as any declarations made to the authorities by the Operator based on the documents and information provided to the Operator by the Customer in connection with the duties, taxation and other charges which the Products are or may be subject to.

3.11 **Warranty**

The Customer warrants that the Products:

(a) will cause no damage to the Storage Facilities and/or ancillary equipment of the Terminal;

(b) will not render, after cleaning, the Storage Facilities unfit for the proper storage of water white chemicals; and

(c) may lawfully be stored at the Terminal.

The Customer shall be responsible for all Losses, fines, penalties and damages directly resulting from the storage of the Products at the Terminal. Provided, however, the Customer shall not be responsible for such fines, penalties and damages arising from the Operator's failure to use reasonable care in safekeeping and handling of the Products or the property of the Customer pursuant to its obligations under the Agreement or any damage caused by the gross negligence or wilful misconduct of the Operator, or from any manufacturing defects in the materials or the manufacture of the tanks, interconnecting pipes, manifolds, the Storage Facilities and/or ancillary equipment of theTerminal.

3.12 **Title and risk**

Except to the extent inconsistent with Clause 13.3 and Clause 17.5, title and risk in relation to the Product shall remain with the Customer at all times under the terms of this Agreement.

4. **STORAGE FACILITIES**

4.1 **Use of Storage Facilities**

The Customer shall only use the Storage Facilities for the purposes specified in the Agreement unless otherwise sublet to another customer, for which in such case the

4,4 Customer will affect a mutually agreed sublease contract to be annexed to this Commercial Storage Agreement. Selection of Storage FacJlitlas 4.2 (a) Unless expressly provided olherv/ise in Ihe Agreement, the Operator skall, at its absolute alscretion, !n consultation witf \ If \ e Customer, select the Storage PacilltJes suitable for receipt and storage of the Products and shall be antllled to move tlJo Products from ono part of ths Storage Facilities fa another from lima to time with the approval ol’ the Customer (not to be unreasonably withheld or delayed) a \ no cost to the Customer . Subjeo to obtaining the consent of tha Customer to be given at the Cuslomer's sole discretion and other relevant cnstomors (which consent shall not be required in the event of an emergency), 1 he Operator may receive and store tho Products at any of the Storage Facilities at the Termlnal in common with Products of the same average quality and of the same 8 de as the Products . The Customer shall not be entitled to claim that Products, which the Operator shall subsequently deliver to the Cuetomer out of such common place purportedly as the Products, ars not in fact the Products, which the Customar had earlier delivered to tha Operator for carrying out the Services . The Operator shall as soon as possible, notify the Customer of any movement of the Products but the Customer shall hOt make any clalm agains( the Operator by reason of the fact that it has not been so notified, (b) (c) (d) 4.3 Suitability of Storage Facilities The Customer (or a thlrd - party surveyor engaged by the Cus 1 rner) shall be entitled to lnspect the Storage Facilities to ensure their claanliness, suitability and good condition prior to the delivery of the Products to the Operator . The rights to inspect shall be exercised at reasonable dmes and with prior written notice, provJded the relevant representative of tha Customer (or a third - party surveyor engaged by the Customer) shsJl comply with all on - site health and safety and other regulations . If the Customer (or a thirdparty surveyor engaged by the Customer) skall not make such inspection or shall not haye objected in writing to the cleanliness, suilabllity or condition of the Storage Facilities within Y days following such Inspection, the Storage Facilities shall be deemed to haye bean In a clean, suitable and good condition upon the delivery of the Products thereto andIe Operator shallnolbeliable In any way whatsoever far any Loss arising out of any lack of cleanliness or the state or condition of the Storage Facilities . The decislofl of any third party surveyor engaged by the Customar as to tho ateanliness or otherw \ se af the Storage Facilities shall, axcept In ths case of fraud or manifest errar, be final, Substitute Storage Factlitles If st any time during the term of the Agreement, the Operator finds it necessary to provide substitute storage facilities to lhe Customer, the Operator may do so provided such usa will not result in themixing of Ihe Product with theproduct of any other customer, any addlllorial costs involved in the transfer of Products isat tha expense of the Operator and tha Operator has obtained the Customers prior approva! (not to be unreasonably withheldor delayed) . Any such substitute sforaga faclNies, while In usa under this / \ greement, shallba deemed to be the Storage Facilities refenad to In this Agreement, The Operator shall compensate the Customer for the cost of any Produd lost as a result of the use of such subsll!ute Storage Facilities which is only beyond the tolerance rule of 0 . 5 ƒ /a plus or minus and that is caused by groes negligence of the Operstor .

4.S Maximum Contents Unloss explicitly permitted otherwise in welling by łhe Operator, the maximum aIlowsbIe weight, which may be stored in any Slorags Facility shall be equivalent to the weight of the volume of water at a temperature of 4 oC . with whlch the capacity of the Storage Eacilily in questiori can be filled, No reduction in the storage rates and charges payable as per Box 12 of the Key Commercial Terms shall be allowed an the ground that any part of such Storage Faó 8 tíea shall not have boan used . OPERA 7 ION ANO lŸlAfNTEMANCE QF STORAGE F clLrrlEs Operatlojl and Naintenance The Operator at al| times during the tern of the Agreement shall oparafs and maintain the Terminal and related equipment provided hereunder in good and serviceable condl 8 on to the Standards of a Reasonable and Prudent Operator, Provided that the Operator promptly and reasonably In advanœ nohFies the Customer, the Operator shall be endtłed, atany time and from time to time, to carry out M aintanancaWorks to the Terminal or to have the 6 a carried oul, and furtharmorøto effed alterations or to have these affected or alfernaüvely to fit additlonal or speÖal equlpment to the Terminal or to have these fitted, whenevar the Operator deems d necessary or prudent to do so or # ths Operator is obllged ło do so pursuant to Applicable Law . Mov)ng of Products Subject to obtaining the Customer's consent (which consent shall not be unreasonably withheld or delayed and shall not be required in the event of an emergancy), lhe Opeæłor shall be entitled to move the Products from tho Terminal to other paM of the Terminal if the Operator shall deem such movement to be necessary for tha Operator to carry out such Maintenance Work 9 and in such event the Opełalor shall as soon as passible notify the Customer ofsuchmovement of the Products . The Oparator shall compensate the Customer for any Product lost as aresult of the movement of Products . Liability The Customer shall not be entitled to maka any claim that has either directly or indirectly ańsen from Maintenance Works or from the deprivation of tha use of the Term 1 naI for any duration as a resull of auch Maintenance Works provided that the O perat o h r a s noëfied the Customer as soun as practicable afłer beaming awaæ of such works and, except In the caæ of an emergency, hæ consulted with the Customer In respect to such works . Nothing in this Clause 5 . 3 shall prevent the Customer from bringing a clalm which haą arisen from the gross negfigence or wílłul mlsœnduct of tho Operator . Payment during Maintenance Subject to the provisions of this Clause 5 . 4 , the Operator shall be antitled to payment by tha Customer of all łhe rates and charges or other sums payable by the Customer under t e Agreement in respect of the use of the Termlna 1 even during any period that the Customer may be deprlved oftha use of the Temina l aurlng such Malntenance Works, DtkN£eY A8D REDELiVERY Delivery The Products shall be deemed to have been delivered by or on behelf of the Customer to the Operator at the Terminal : 5. s.1 5.3 S.4 6. 6.1

6.2 (a) if the Proaucts are delivered from a Vessel, Immediately upon the Products passing the connecting flange of the pipeline at the TermiFiBl conna 0 ted to the manifold of the Vessel ; or if the Products are delivered through a pipeline of any other person, lmm ƒ dIateIy upon the Products passing the valve placed between that plpeline and the pipeline at lha Terminal . (b) The Products shall be deemed la have baan re - delivered by the Operator to the Customer from the Terminal: (a) if the Products are re - delivered to a Vessel, immedistely after the Product : s have passed the connecting flange of the pipeline af the Terminal connected to tho manifold of the Vessel ; or if the Products are re - delivered through a plpeGne of any other person, immediat’ely afler the Products have passed ftse valve placed batwaen the plpellne at the Teminal and the first mentioned pipelina . (b) 7. 7.1 DELIVERY AND REDELIVERY REQUIREMENTS Requirements The Opafa(Of shall receive from or re<lelIver to the Customer the Products: (a) {b) if so instructed by the Customer, against tha presentation of a receipt in a form approved by the Operator and duly signed and stamped by the Customer, provided that the Customer shall have parformed and observed the material terms and conditions of the Agreement and of any other agreement mads between the Operator and the Customer inrespect of other Products sttha Teminal, up to the date ofsuchre - delivery . No Obligation Prior to the re - delivery of the Praduct by the Operator to the Customer, the Customer shall advise the Operator In wrNng of lhe person(s) authorised lo take re - delivery of such Product . The Operator shall be entitled and shatl endeavour but not obliged to : 7.2 ‹ › demand from any person purporting to be entitled or authorised to take ra - delivery of the Pfoducts, satisfactory praof of the person's identity and of such endtlement and authority ; and satisfy itself that the slgnakire and stamp appearing on theinstiuclions und receipt are correct and valid as at the data of re - delivery . (b) The Operator may at âB son cLsot 4 on accept and acl or reject on any request or instruction given by any pefson who appeals orpurports to be authorised by the Customer to deal with or take redelivery of tha Products wkhout being required to varify lhe same with the Customer, and in the event that the Operator acts In iellance on any such request or instruction, the same shall be daemed to have been made or given by the Customer . Tha Operator shall not be liable for any Loss arising as a result of the Operator accepting and acting on or rejectlng any such request or Instructlon save in the ass of gross negligence or wilful misconduct or fraud ofths Operator provided the Operator has lmmedlately notified Ihe Customer of such action .

8. 8.1 8,3 HMDLING OF 'VEMELS POF The Customer acknowlsdges and agæes that all Vessels must bs acceptable ta the POF and lt ls the responsibility of the Mstomer to ensura that its nomlnated Vesseh at all times meat and comply wlth the requirements of the POF, the Port Regulations, Applicable Laws and any other requiraments and the Operator shall have no llablllty in lhls regard . The Customer further agrees that it shall compîy with the Port Régulations and Applicable Laws and any orders or diæclions issued by the POF or the harbour master, lnduding with respect to Vessol scheduling . loading, discharga and pilotage . Order of Arrlval Subject to Clause 8 . 1 and except where required otharwisa by the competent suthorifies or where deemad necessary by the Operator to facilitate other operations at lhe Tarmlnal, the Operator shall take delivory of Product from . and redelivar Product to, a Vessel berthed at OT 1 or OT 2 on a first - come - first - served basis in accordance with the notices givan to the Operator by such means and within such time as shall havs been agraad bety/een the Operator and the Cu 9 tomer . Delayed Arrival in the event of any delay caused to the Vessel or any delay, interruption or departure from the sequence of handing of the hsndling of the Vessel due to any cause whatsoever (including the non - availability of a barth or ancillary facilities), Ihe Oparator shall not be liable to the Customer or any othar person for any Loss arising from any such detay or intefYuption or departure, including any daim for any damurrage or other compensation for any temporary or permanent loss of usa of the Vessel . Handling Instructlona If the loading or unloadin g of the Products shall de undertaken by th ƒ Operator as part of the SerVicas, the Customer shall ensura thaf the Operator shall receive reasonably adequate directions which Is usual in the case of such delivery in sufficient time regarding the proper manner of such loading or unloadlng . Inadequate lnstructions 8.4 8.5 (a) If the Operator shall nothave received any or any reasonablyadequate dlreclbns as described in Clause 8 . 4 or shall not have received such dlrecllons within sufficient lime, the Operator shBII be entitled to rafuse to take delivery of or to re - delivef the Products and aftha risk and axpe»se of the Customer, to ramove the Vessel to any place chosen by the Operator at its absolute discretion ; and the Customer shall pay to the Operator all lossas, costs and expenses (including demurrage and consequential lossas) arlslng from such non - receipt, refusal and removal and shall beliabl 0 for any Loss arising from such failure and shallIndemnify the Operator against such Loss . (b) 8.6 Handling The Customer shall ensure tidal, when the Vessel has berthed or landed alongside a delivery or re - dallvery point at the Terminal designated by the Operator and tho Operator has declared Itself to be ready for such delivery or re - delivery, such loading from or unloading onto tha Vessel (lndudlhg the connection arid dlsconneclJon of hoses and the taking and analysis of samples of the Products) shall commence immediately and proceed diligently on a 24hour basis dally (Including Sundays and public holidays) without interruption or delay until the completion of such loading or unloading. Without prejudice to the generality of Clause 8.5, the Customer shall enrure that: (a) the ProduCts shall be unk›aded mom a Vessel at the maximum pumping capacity whlch Is usual in the case of a vessel oí a Similar siza and tonnaøe unles 0 directed otherwise by the Operator, taklng Into account the rece(ving capacity of the Terminal and the requirements of safety ; and łha Products shall unless dlrected otherwise by the Operator, be pumped at such temperature, pressure and condition as will not dslay or impede such pumping . (D) łf the Operator and the Customer shall differ on the quesôon of such maximum pumping capacity, temperature, pressure or condiúon, Clause 30 shall apply. The Customer shall ensure that the Vessel shall be removed from the Terminal promptly upon camplstiori of such loading or unloading or, sooner if necessary for compliance with the requirements of the competent authorièœ or where deemed necesaary by the Operator to faólitøta other operations at the Terminal . Failure If: 8.9 (a) the Products shall not be unloaded from or Iœded onto the Vessel, as the case may be, at łhe times and the speed described in Clause 8 . 7 due to any reason whalsoever,or the Vessel shall not be æmovad from the Tarminal at tha dme described In Cìaus 6 8.8 due to any æason whatsoever (Including the arrest or seizure of the Vœsel by a third pąrty), (b) and the Operator shall have requeste d the Customer or themaster ofthe Vessel to increase the speed of such dlscharge or to remove the Vessel, Bsthe case may be, and the Customer or the master shall fail to comply with such rsquast du 9 to any reason whatsoever the Customer shallpay to the Operator alllosses, costs and expenses (including demurrage and consequen 8 al losses) arising from such failure and removal and shall be liable for any Loss arising directly from such failure and shall Indemnify the Operator against such 6 łaims . DETERMiNATlON OP QUANTITIES 0. QuantllJës loaded to or unloaded from a Vessel wgl be ascertained by the Operators automatic tanłt level gauging systam before and alter aach Ioadlna/unlOddlng event and shall take into account quanti 0 es of Product stored in the Terminal's pipellnes . ÆI determinations or quangties shall be in accordance wìłh ASTM International Stardards, Surveyor The Customer may appoint an indeperident inspector(s), the identity of which shall be approved by the Oparator, to witness the loading/unloading of the Products for delivery to, or redalivary ffom, the Terminal . The decision of such Inspectors, if appointed, shall be 9.2 treated and BC 6 OptØd by ã a Customer and the Operator Bs condusiye and shall be final and binding upon the Operator and the Customer, save for fraud or manifest error, as to the quantity of the Products so laaded or unloaded . If no Inspector Is appointed, then in such an event the quantities ascertained by żhe Operator shall be final and binding íor both Pa/tles . ACCESS TO CRk \ ÏÑAL 1ß. 10.4 Authorised Accesa The Operator shall grant tha Customer and persons authorised in writing by the Customer, access to the Storage Facillães only for the purposes of the Agreement subject to thelr compllance with the requirements of the Operator and the competent authorities . Operator should prepare tha requlred cargo shipping documents requested by Customer, Operator is having the needed Infrastructure to transfer the Product through the matrix manifold of the FuJairah Oił Tanker Terminal . No Claim The Operator shall not be liable for any Loss due ło ariy cause whatsoever arising from the eritry Ø or presanca of fha Customer or such authorised persons on thø Terminal and the Customer shsIl indemnify the Operator against such Łoss except for Loss whkh arises due la the gross negligence or wilful misconduct of the Operator . CoNOITlONS ay PAviazHT \ nvoiclng and Payment 10.2 11. 11.1 (a) In Consideration to Box 13 of Commercial Storage Agreement, lha Customer will pay the Operator the Rental and Handling Charges (as may be ævlsed from time to tlme pursusnt lfie tems ofthfs Agreement) covering the Volume Commitment over the period of thlrty - six months, on account, and in advance . The first month to be pald in a current - dated cheque to be dated with Ił \ e date oł tM s Agreement and the remaining thirty - five months period to be paid wlłh thlriy - five post - dated cheques, in advance, dated 15 days prior lhe beginning of each storage month covering the æst of the Term . Not later than 1 ß days after the end of each month, the Operator ska(I submi(to łhe Mstomer an invoice for the Fee incurred (excluding the Rental and Handlirig Charges) in respect of the Immediately preceding month . The Customer shall pay such Invoice v/lthin 10 days of its being issued . All sums of whatever ńature due from the Customer to tha Operator under the Agreement shall be payable without demand and set - off, of counter cleim and without daduction . Æl amounts payable to the Operator under this Agreement are exclusive af any Value Added Tax or other appgcable sales tax or duty of any kind . For thø avoidance of doubt charges related to due Port of Fujairah wİll be charged to the Customer as per actual Port of Fujairah Invoice whłch is Inclusive of Value Addeü Tax . If any deducgon or withholding for or on account of tax Is required by the taws of any jurisdiction to be made by the Customer from any paymen(, the Customar shall pay to t 1 e Operator such additional amount æ will (aftor such deduction or withholding has bean made) leave the Operator with an amount equal la the payment whlch would have been due if no deduction œ wlthhokling for or on account of tax had baen required . (b) (c) {e) (d)

11.3 11.2 lmmedatePayment Notwlthstanding the period for payment stipulated In Clause 11.1: (a) 'rf legal proceedings shaTl be commenced by any third party for the bankruptcy or liquidation of winding up of the Customer, unless the Customer can provide evidence satisfactory to the Operator that such proceedings are frivolous or vexatious and can be dismissed within 15 days ; If the Customar shall make any offer of composltlon to Its creditors (axcept in the case of a voluntary reorganisation not Including the InsoNency of the Customer); if any order of distress of attachment or similar order shall be made against any property of the Customer and remains undischarged for 14 days; if the Customer shall cease to carry on the bus1ness In whlch It was engaged at the commencement of effect of the Agreement; or if tho Cuslzimer shall fall to perform or observe any material term or condition al th e Agreement. (b) (c) (d) (e) all sums due from the Customer to fha Operator shall become immediately due and payable. If due to any reason whatsoever (except the default of tha Operator), the Customer shall not pay any sum payable to the Operator under thee Agreement withln 15 days after tha date of the Opsratar's invoice then : (a) the Operator shsll bo entitled to engage the services of any person to recover such sum from tha Customer, in which evant the Customer shBII also bs liable for all actual cos \ s incurred by tha Operator for such aorvicas (including lhe legsl costs) ; and regardless of whether or not the Operator sfiall havo engaged the services of any person as described in Clause 11 . 3 (a) the Customer sha 8 in addition to all sums payabJa urder the Agraement and tha costs described in Clause 11 . 3 (a) (if any), pay to the Operator Interest on such sum and the ¢ osts at 5 ƒ 4 abova the then current LIBOR rate, which interest shall be payable on a day to day basis from the date Immediately after the due dale for paymant to the dats of actual payment of such sums, (b) the costs and interest thereon or to the dale of eXplry or sooner termlnadon of the Agreement, whichever is earlier . Suspension If the GMtomer fails to pay any amount within 1 o days after the due date under this Agreement, the Oparator may suspend the provision of Services under this Agreement untll such non - payment Is remedied, The Operator shall notify the Customer of any imminent suspension of the provision al 6 e rv i‹ : es, not less than 5 days prior to the date on which the Oparator shall effact such suspension . Failure by the Operator to provide notfication to the Customer of any suspension of the Serv 1 ces shall not limit, diminish or invalidate in any way the Operators rigM to suspend theprovision of the Services in accordance wlth thI 6 Clause 11 . 4 . During the perlod of suspension, the Rental and Handling Charges shall continue to be payable .

13,3 11.5 Basls For the avoidanca of doubt, IIis hereby agraod and decłared that: (a) whsre tha Products shall be deltvared or taken re - delivery otby a Vessel, such sums have been charged on tho basis that the Products shall be delivered or re - delivered at lhe flange of thepipeline which is connected to the manifold of the Vassel ; unless expressly agreed otherwise, such sums shallbe payable forthe whola peftod durlng which tha Storage Faclllties are available for tha Customer's use pursuant to the Agraoment regardless of whether or not the Customer shall have actually used the 6 ame ; unless expressly agreed otherwise, such sums shall bepayable on a mond›ly basis . Payment for a part only of a month should be on a pro rata basls ; and the Operator shall not ba obliged to recover from third parties any sums whlch may be due from third parties to the Customer in respect of the Products . (b) (c) (d) 12. 12.1 THIRD PORTY CHARsEs AHA SUMs ON PRODUCTS Customer's Liabllky The Customer shall pay to the Operator the amount of any properly invoiced charges or sums due or paid by the Operator to third parties (including any freight, port charges, taxes, duties, contributions, fines and any othar costs) in respect of the Customer's Produ ct arid/or the provlslori of Services to the Customer save for any charges which are spedfled in the Key Commercial Terms to be borne by the Operator and shall indemnify the Operator against any Loss arising inrespect of such unpald charges aodsums regardless of whe \ her or not the Products shall Ihen be present at the Terminal . RJsIJTs OF LJE 0 AgD ReTENzJON 13. 13.1 The Operator shall have a right of lien and retention over the Products and all sums (includlng any insured sums cotlacted by the Operator for the Customer), documents and valuables which the Operator shall now orhereaRer hold of or on behaK of the Customer or which is now or hereafter due to tha Customer, to sacure the perfbrmanc 6 of all of the duties, undertakings and obligations of the Customer under tho Agreement or under any other agreement made between the Operator and the Customer In respect of othar Products at the Terminal . The Operator shall exercise Its rights under Clause US . 1 by delivering a notice ta the Customer sstting out the amount of the sums due under the Agraamęnt and any other agreement baMaan the Operator and the Customer in respect ol other Products al the Teminal (a ’Failure to Pay t 4 oticag . The Failure to Pay Notice shall also set out a due date for payment of such sums, such date to fall at least 7 days after the date of issuance of the Failure to Pay Notice . The Gustomer acknowledges and agrees that if the Customer has not paid the amounts due by the due date set out in the Failure to Pay Notice, then the Operator shall be entitled to make an appfcation to any relevant oourt, td allow the Operator to sell a quantity of Product that wiM satlsfy the amounts due under the Failure fo Pay Notlce . 13.2

14. TRANSFER OF OWNERSHIP

The Customer may transfer title to Product stored in the Storage Facilities to any person who has contractual rights to the necessary storage capacity in the Terminal. Any such transfer of title shall be promptly notified to Operator.

15. REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Party that:

(a) it is a company duly incorporated and validly existing under the laws of the jurisdiction referred to in Box 2 of the Key Commercial Terms;

(b) it has the power and authority required to enter into this Agreement and perform fully its obligations under this Agreement in accordance with its terms;

(c) subject to any general principles of law, assumptions or qualifications referred to in any legal opinion required in relation to this Agreement, this Agreement is legal, valid and binding on it and is enforceable in accordance with its terms; the execution and delivery of this Agreement and the performance of its obligationsunder this Agreement have been duly authorised by all the necessary corporate actions on the part of such Party; and

(d) neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

(i) a violation or breach of any provision of its statutes, by-laws or other constitutional documents;

(ii) a breach of, or give rise to a default under, any contract or other agreement to which it is a party or by which it is bound; or

(iii) a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to it or any of its assets,

and in case of breach of any such representation and warranty, the Customer agrees to indemnify and keep indemnified the Operator against any such breach.

16. TERMINATION

16.1 Early Termination by Operator

Notwithstanding the other provisions of the Agreement, the Operator may at any time after the occurrence of an Event of Default by the Customer which is continuing terminate the Agreement, by giving written notice of such termination to the Customer.

16.2 Event of Default

Each of the following is an Event of Default by the Customer:

(a) if the Customer shall fail to observe or perform any of its material obligations under the Agreement and shall not remedy its failure to so observe or perform such material obligations within 30 days' time after the Operator has notified the Customer of such failure;

(b) if the Customer shall fail to pay any sum due under this Agreement and shall not remedy its failure to pay within 15 days' time after the Operator has notified the Customer of such failure to pay;

(c) if the Operator shall be of the reasonable opinion that the Products have become subject to changes or deteriorated or may become subject to changes or deteriorate and the Operator is of the reasonable opinion that the Customer has failed to give proper or full instructions to the Operator for the prevention or reduction of such changes or deterioration;

(d) if the Products stored at the Terminal are not in compliance with UAE Laws and the Port of Fujairah Laws;

(e) if the Customer or any of its shareholders, group company, parent company, subsidiaries, or, to the Customer's knowledge, any director, officer, employee, agent, affiliate or representative of the Customer or any of its subsidiaries, is an individual or entity ("Person") that is, or is owned or controlled by a Person that is subject to any sanctions administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the United Nations Security Council, the Council of the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, "Sanctions").

(f) if the Customer conducts businesses with any parent company, subsidiary, joint venture partner or other Person that facilitates any activities or business with any Person that, at the time of such facilitation, is the subject of Sanctions.

(g) if the Customer shall have a receiver appointed over all or any substantial part of its asset and in the case of an appointment by a creditor, such appointment is not dismissed within 30 days;

(h) if the Customer shall make any composition with its creditors (except in the case of voluntary reorganisation not involving insolvency of the Customer); or

(i) if the Customer shall go into liquidation whether voluntary or compulsory (otherwise than for the purposes of amalgamation or reconstruction).

16.3 Early Termination by Customer

Notwithstanding the other provisions of the Agreement and the required notice periods therein, the Customer may terminate the Agreement forthwith at any time without claim or charge by the Operator, by giving notice to the Operator if any of the following has occurred and is continuing:

(a) if the Operator shall have a receiver, bankruptcy trustee or analogous person appointed over or to administer and manage all or any substantial part of its assets and such appointment is not dismissed or withdrawn within 30 days; or

(b) if the Operator shall make any composition with its creditors (except in the case of voluntary reorganisation not involving insolvency of the Operator); or

(c) if the Operator shall go into liquidation whether voluntary or compulsory (otherwise than for the purpose of amalgamation or reconstruction),

provided that for as long as any amount owed to any secured Finance Party, or any agent or trustee acting on its behalf (a ’Security Trustee"), by the Operator Is outstanding, the Customer shall not be permitted to terminate this Agreement upon the occurrence of any of the evants or clrcumslances specified In Clauses 16 . 3 (a) to 16 . 3 (c) (Inclusive) and shall Instead, subject to the required notice period therein, only be Remitted to teminate this Agreement ; in tha event or circumstance set out In Clause 16 . 3 {a) occurs ; or if : (ill) (A) a recelver with a power of Sale has been appointed by any secured Finance Party or the Security Trustee ; a banlouptcy trustee has been appointed by a court in the United Arab Emirates on the application of any secured Finance Party Or lhe Securky Trustee ; or any analogous parson Is appolrited by or on ths applkation of any secured Finance Party or the Security Trustee, (B) (C) in each case over or to administer and manage: (D) (E) all or any substantial part of the Operator's asssts; or the shares In the Operator that have been charged to the secured Finance Party, or the Security Trustee (as the case may be), and any appointment referred toInparagraph (A), (B) or (C) Is not dismissed or wlthdrav n wlthln 30 days ; or any secured Finance Party or Security Trustee (as the case may be) has been awarded a favourable judgment of a court in the United Arab Emirates substantiating tho secured Finance Party's, or Security Trustee's (as the case may be) debt clalm and enabling It to sell (X) the Operator's business and/or assets that have been charged to the secured Finsncs Party, or the Security Trustee (as the casa may be) by tha Operator or (Y) the sharas in the Operator that have been charged to the secured Finance Party, or the security Trustee (as the case may be) , or a court ih the United Amb Emirates has issued a judgment of liquidation or olarwisa authorising (or permibing) tho dissolution of tho Operator folbw!ng a judgment of bankruptcy, or any similar or comparabb events under any nen legislation applicable to the Operator . 17. ArTsR TERMlNATlOk 1. Temlnatlon Payment on Early Termination by Operator The Customer shall pay to the Operator forthwith on any termination pursuant to Clause 16 . 1 , other than in the case of a termination pursuant to Clause 16 . 2 (i) due to an act or omission ofthe Operator or Farce Majeure, an amount equal to the aggregate of (a) any amounts then due or payable but unpaid by the Customer under this Agreement any amount to be due and to be invoicad under thla Agreement but unpaid by the Customer, equal to the aggregate of the due ard owing Rental and Handling Charges, the Excess (b)

Throvphput Charges, the Clrculadon Charges, the Inter Tank Transfer Charges, the Port of Fujairah TariPs and the Cleaning Charges ifdeaning of the Storage Facilities la necessary in the opinion of the Operator ; any Rental and Handllng Charges under this Agreement for lhe remainder ot the Agraoment period till expiry to fall immediately due for payment to the Operator, by way of agreed compensation, tho Termlnatlon Sum calculated as at tha date of that termination . (c) (d) 17.2 No liability following early termination by Customer Without prejudice to any accrued rights up to termination, the Operator shall have no liabillty under this Agroament or otherwise in connection with or as a result of any te/minafIon of this Agreement pursuant to Clausa 16 . 3 (Early Termination by Customer) . Removal of Products The Customer shall completely remove the Products from !he Storage Faoilides not later than the date of expiry ortha day falling 30 days aftef termination of the Agreement pursuant to Clause 16 . Return of Storage Facilities 17.3 17.4 If cleaning of the Storage Facllltles Is, in the opinion of the Operator, necessary, upon expry or termination of the Agreement, or due to a change in the nature of the Products stored or to be stored therein, during Iha torm hersof, or both, the Customer agrees to remova or causs to remove any Products and waste to permlt cleaning in a safe and legal v/ay and to reimburse tha Operator for said cleaning, removal and disposal . Right of Disposal If the Customer fails to remove the Products due to any reason whatsoever upon the expiry or termination of the Agreement In accordance with Clause 17 . 3 , the Operator shall be entitled, by natice to o« cwt ne‹, to remove the Products from the Storage Facilides (o any place whether in or outside tho Terminal and dispose of or destroy the Products in such manner as the Oparator deems fit and at the risf‹ and expanse of the Customer and by rendering any 6 urplus to the Customer to an account as notlfled by the Gustomer . Proceeds If the Operator shall dedds to dispose of the Products undar Clause 17 , 5 by sale by private freafy or publ{c auction any proceeds of the sa)e shall be applied by the Operator in the following manner : 17.5 17.6 (a) firstly, in payment of all sums due from the Customer to the Operator under the Agreement ot under any other agreement made between the Operator and the Cm : /omx . secondly, In payment of the expanses of the removal and disposal and any storage of the Products in tha pariod between such removal and dkposal ; and thirdly, in payment of any sums dua from the Customer to the competentauthoñties ; fourthly, in payment of othar claims or lions of whlch notice has bsen given by third parties to 1 he Operator, (b) (c) (d)

and by rendering any surplus to the Customer to an account as notified by the Customer.

17.7 Insufficient Proceeds

If the proceeds of any sale of the Products by the Operator pursuant to Clause 17.5 shall be insufficient to satisfy in full any claim of the Operator under the Agreement and under any other agreement made between the Operator and the Customer, the Operator shall be entitled to recover the same from the Customer as a debt in any court of competent jurisdiction. Any sale of the Products by the Operator pursuant to Clause 17.5 shall be free from any encumbrances.

17.8 No Liability

The Operator shall not be liable for any claim arising from the removal, disposal, destruction and intermediate storage of the Products under this Article 17, and the Customer shall indemnify the Operator against such claims.

18. FORCE MAJEURE

18.1 Scope of Force Majeure

Any delays in or failure of performance by either Party shall not constitute default hereunder or give liability for any claims if and to the extent such delays in or failures of performance are, without the fault or negligence on the part of the affected Party, caused by Force Majeure. **"Force Majeure"** shall mean any event or circumstances, which is not within the reasonable control of the Party (acting as a Reasonable and Prudent Operator) affected by the cause and which, by the exercise of diligence, such Party (acting as a Reasonable and Prudent Operator) is unable to foresee or prevent and may include, but shall not be limited to:

(a) war, hostilities, revolution, riots, insurrection or other civil commotion, acts of terrorism or sabotage;

(b) nuclear explosion, radioactive, biological or chemical contamination, ionizing radiation, or the discovery of such contamination or radiation;

(c) strikes and/or lockouts except any such action by employees or subcontractors or agents of the Party claiming Force Majeure;

(d) any effect of the natural elements, including lightning, fire, earthquake, sandstorm, flood, storm, tsunami, cyclone, typhoon or tornado;

(e) explosion (other than nuclear explosion or an explosion resulting from an act or war);

(f) epidemic or plague;

(g) inability to obtain necessary equipment or materials due to blockade, embargo or sanctions; and

(h) any act of omission of any competent authority including any refusal to issue, withdrawal, non-renewal or non-extension of a license, permit or approval.

18.2 Notification

If either Party is prevented from or delayed in performing any of its obligations under the Agreement by Force Majeure, such Party shall immediately notify the other Party in writing of the occurrence of the circumstances constituting Force Majeure. Forthwith upon the

IB.4 Force Majeure ceasing to have effect, the Party relying upuii if slia|l give wrHten notice thereof to the other Party . General Limitations The elected Party shall not be entitled to suspend peziormance under this Agreement for any greater scope or longer duration than is raquired by the Fares Majeure or the delay occasioned thareby . Ob \ lgations of the Parties that were required to be completely performed prior to the occurrence of Force Majeura shall not be excused as a result of such occurrence . The Customer shall be able to claim Force f ¥ laJeure only inrespect of a vsssal thatis loading or unloading at the Terminal, or whose scheduled loading and unloading at tile Terminal has been notlfiad to the Oparator . the failura or Inability of either Party to satisfy a payment obligation that has arisen under thls Agraement shall not ba excused by Forca Majeure . No Bæach {’Jeithar Party shall be deemed to bs inbreach of the Agreemant or be llable to the other for any delay in perfomance or non - parformanceof its obligations under tha Agra 6 ment to the axtent that such delay or non - performance is due to Force Majeure, of whlch lt has notified the other Party . The Party clalmlng Parce Majeure shall pefform and observe its obligations under the Agreemant insofar as lha performanœ and observance theraaf are not prevented by Forœ Majeure . To the extent that the Operator Is unable to pmvld e the Services as a result of Force Majeure affecting the Operator, the Customer shall not be obliged to pay the Rental and Handing Charges . Use of Storage Faciliôas If For 6 e Majeure Is being claimed by the Customer, and as a result of such Force Majeure, the Mstomer Is not using the Storage Facilities, the Operator may allow the use of the Storage Facilities to o th er customers for so long as the Force Majeure continues . Efforts The Party Calming Force IUa)eure shall use reasonable effons to promptly cure the effect of Force Majeure . Tennlnation Where an evenl of Force Majeure affecting Operator or Cu 6 tomer extends for more than 9 D consecutive days, ea ¢ : h Partyshall have the right to tamlnate this Agreement by giving 30 days' wñtten notice ta that effecL LIABiLlTY Operator's Llabllity 18.3 18.B 18.6 18.7 19. 19.1 (a) The Customer shall indemnify and f›oid me operator harmless from and agalnst all claims, cosb, losses, Stabilities, injury to person and/or damage to property, aused by or resulting from' (i) Any gross negligence, mlscofiduct, and/or any Intentional wrongkil acB oramissions on the part of the Customer, lt 6 employees, agants, contractors or any other persons actlng undar ils authorlty (Including but not limited to, any contractors transporting product to or from the terminal) in the performance of this Agreement : artd

(il) To the extent not causad by tha negligence . misconduct, wrongful acts or omissians of the Operator, ‘Its employees, agents or contractors, any losses Incurred directly as a result of the physkal or chemical characteristics of the (b) For the avoidance of doubt, the Operator shsll not be liable to the Customer for any claims, costs, lossas, damages, liabilities, injury to person and/or damage to property Incurred by 1he Cus(omar fa the eXtent that such claims, losses, damages, 1iabililies, Injury to person and/or damage to proparly are caused (whether directly or indirectly) by the Operator In the performance of its obligations under this agreement in accordance wilh its telms. The Operator shall carry out the Services with reasonable cara and to the Standards of a Reasonable and Prudent Operator . Without prejudice to lhe Parties rlghts under the other provlsions of the Agreement, this clause 1 g . 1 shall not impose on the Operator any liabllify for claims arising from : (c) (d) Force Majeure; or any delay in the dalivery of the Products to the Operator 19.2 Event of Claim Notwithstanding anything to the contrary inIhis Agreement, In the event of any claim against the Operator: (a) the Operator shall not be liable for any forms of COnsequehlTal losses (including loss Or proMs, indirect loss or damage or other forms of purely economic lassas) ; the Operator shall not be liabla for any clalrn arising before delivery of the Products to the Operator or after re - dellvery of ttie Products to the GustomaH, the claim will be void if I?ie Customer shag not have notified the Operator thereof Yzithin 120 days after lhe occtJrrence of the event giving risa to the clalm or within 120 days after the re - delivery oftha Products to the Customer, whlchever 1 s earlier, and If tha ctaim shall hava been natlfied to the Operator in accordance with Clause 19 . 2 (d), the claim shall become void if the Customer shall not commenca legal proceedings in respect thereof within the perlod of 120 days after the date of such notice . {b) (c) (d) 19.3 Co m pensation If any clalm shall be msde against tha Operator by more Ihan oneperson and the Operator shall decide to pay compensation In respect of the claim, the Operator shall be enIJkecI to apportion such compensation among such parsons according to the extenl of proven loss or damage suffered by each of them .

19.4 Customer*s indemnJfies The Customer shall Indemnify, defend and hold harmless the Operator, its respective officers, employees and agents against: (a) any and all cfsims for Loss, damage and expense of whatever Mnd and nature . including all ralated costs and expenses, in respect of personal injury to or death of any person employed by the Customer, and (b) ar›y ana all claims for Loss, dama 9 e and expanse ol whatever kind or nature, including all relatad costs and expenses, brought by thlrd parties agsinst the Oparator or Its officers, employeas or a 8 entsin connection with any act or omission of the customer or its officers, employees or agsnts. 19.5 Operator's Indemnifies The Operator shall indemnify, defend and hold hamless tha Customer, Its respective oNcers,empoyeesandagenbaganstanyandatolamsforLOss,damageandexpen 6 e of whatevar kind and nature, Inducing allrelated costs and expenses, in respect of personal injury to or death of any person employed by the Operator . Indemnity Process 19.6 (a) Each of the Operator and the Customer undertakes and agrees, when 8 sssrting its right to i/idamnlflcatlon from the other Party for the negligence or misconduct or wrongful acts or omissions of any of such other Partys contmctors : (i) To first seek recourse against any such contractor (includlpg, wtjere applicable, recourse against the Owners, Insurers or P and I CIUbs of the responsible barge or marine vesssl) ; Touse commercially reasonable efforts to obtain from such Owners, Insurer or P and I Clubs 6 uffictent security to covor said contractors liability ; To claim under this indemnity only if and la tha extent such contactor (including, where applicable, recourse against the Owners, lnsursrs or P (li) (III) and I Clubs of the responsible ba ‹9• marine vessel) is liable and isunable within a reasonable tlme under the circumstances to meet and discharge its liabilities In fug : and That it wlll exercise commercially reasonable efforts to assist tha other i 0 obtaining recoursa and recompense from or on behalf of Ihird p artiestar losses incurrad . (iv ) (b) In the event that any loss in caused In whole or in partly by the concurrent negligence or intentional wrongful acts cr omissions of the Operator, its employaes, agents, contractors or any othsr parsons acting under its authority an the one hand and tlje Customer its employees . agents, contractors or any other persons acting under its authority on the othef hand, than this obligation to indemnify shall be comparative and each Party shall indemnify lhe other to the exterc that such Party's negllgence or intentional wrongful acts or omissions ware the ause of such loss .

20. 20.1 INSURANGE Insurance and Llabllity Tha Operator shall maintain throughout the ¢ourse of the Agreement the following insurance requirements: A) Worher's Compensation and Emplayer'a Liabili \ y insurance, as prascrlbed by applicable law CommerÔaJ Ganeral Llabîllty Insurance w‘Jh an adequate maximum llmi( per occurrence and in the aggregate per year for bodily injury, property damages, and œnlractLlBl liability coverage not excseding Ihs lagal liability . B) No Insurance of Products by Qperator Unless it has been explici 5 y sgreed in writing with the Customer, tho Operator shall not ba obligsd to insure the Products of the Customer or any other property of the Customer or any third party . Insurance of Products by Customer The Customer must malritaln adequate insurance for the Products of the Customer in the Terminal . The terms and conditions of such insurance shall Include : 203 {a) (b) (c) that the Operator be a co - insured in respect of such policy; the Insurers waive any ñghts of subrogation against the Opera to r, and such othar terms as the Operator shall reasonably specify. Redelivery In the event of the re - delivery of part of the Praducts, tho Customer shall notify the Operator of the insurable valua of the remaining part of the Products failing whJch the Operator may reduce the Insured sum In respect of the Products in the same proportion as the Products shall have been reduced in number, weigM, moasurament or content . Operator's Assistance If the Customer shall request the assistance of the Operator to determine the axtent and value of any bss, damage or destruction of the Products ; the Operator may, but shall not be obligad to, render such assistance subject to : 20.5 (a) the Customer's payment of the costs of such assistance (including the fee of the Opemtor)and If tha Operator so stipulates, the CustomeFs prlor payment in œsh of all sums due, from the CU 5 tornar ta the Operator under the Agreemant or under any other agreemant made between the Operator and the Customer, (b) 20.6 !nsurance of Protection and Indemnité Cover by Customer The Customer shall p«›aJre andmaintain (or, in the case ofVessels it has chaitared, cause to be procured and maintained), In reladon to Its Products, actlvlkes and the actMtles of its Vessels at the Terminal, comprehensive protection and indemnity insurance induding coverage for injury/loss of lives, full collision liability, damage to properly includlng fixed floating objects or Port of Fujairah property, crew, cargo, pollution liability, spillage and wreck removal, towage, •aar risks and linas, in accordance with good Industry practice in addition to any requirements imposed by the Port Regulations. Co nouw Confidential lnformatlon 21. 21.1 (a) Subject to Clause 21 . 1 (b), each Party agrees to and shall cause its respective agents, representatives, affiliates, employees, officers and directors, to treat and hold as confldentlal (and not disclose or provide access to any person), all sonfldential Information raceived by It relating to the other Party, information relallng to the provisiom of and negotla 8 ons leading to Ihis Agreament, and all other confidantial or proprietary informatian with rospect to the Terminal . A Party may disclose information which would otherwise be confldential without the consent of the other Party, if and to the axtent : (b) (I) required by the rules of any stock exchange or sny governmental, regulatory or supervisory body or court of competent jurisdiction to whl 0 h the Party maklng the disclosure is sHbjact ; required by any stock exchange or any governmental, regulatory or supervisory body of the OperatoFs parent company, v/hich fbr the avoidance of doubt, Is listed on the Nasdaq Stock Exchange, New You re 9 uiredby tha law of any relevant jurisdiction ; required by lenders In connection wlth debt financing arrangements for the Terminal; required by any competent authority to register security in favour of any lender (howsoever described) in connection with debt financing arrangements for the Teminal ; disclosure Is made to the alfiliatas, professkmal adv \ sers, auditors and bankers of that Party; di6Closure is made to bona fide potential purchasers of shares in that Pañy and the professional advisers of such bona fide potential purchasers; the informadon has come into tho publlc domain through no fault of lhat (lil) (iv) (ii) (v) (vi) (vii) (lx) the other Party has given prior written approval to the disclosure. (c) This Clause 21 and such Clauses of this Agreement as are izecassary to perf/jlt the enforcement of this Clause 21 shall continue to apply for Mo(2) years following the axpiry or \ erm 1 nation of this AgrsemanL 22. CUI \ tULATfVE RGHTS AND RsMEolE 6 The rights arid remadles given to the Parties undar this Agreement shall be cumulative remedies and shall not prejudice any other rlghts or remedies af the Partiss contained in the Agreement or at law or the right of actlon or other remedy of the Parties for the recovery of any sums due to it from any olhsr Party or In respect of any antecedent breach of the Agreement by that Party .

30. 30.1 24.2 A Party may notify the other Party of a change to lls name, ralevant addressae, address or fax number for the purposes of Clause 24 . 1 provided that such notification shall only be effective : (a) on the date speclfied in the notification as the date on whlch the change ls to take (b) if no date is specified or the date spscifled Is less than 10 days after the date on whlch notice is given, the dale falling 10 dsys after nolice of any such change has been glvan, 25. 25.1 ASSIGNMENT/SuBLEASE The Operator may at any tlme assign/sublease or otherwise transfer all or any part of its rights under this Agreement . Tfje Customer shall not assign or off \ erivise transfer all or any part of Its rights under thls Agreament without the prior consent of the Operator (which may be granted or withheld in its absolute discretion and may be granted subject ta any conditions as tha Operator deems necessary In !he circumstances) . The Customer shall also be entltled to sublease pañ or all tha Committed Volume to anolhar well reputed third party subject to fiavirtg the Operator*s prior wrllten approval (nol to be unreasonably wlthhald) . CONSENT OR WAivEit No consent or expressed or implied walver by a Party to or of ahy broach of any covenant, condition or duty of the other Party shall be conatructed es a consant or waiver by that Party to or of any other breach of the name or any other covenant condition or duty by that Party and shall not prejudice In any way the rights pmvers and remedles of that Party contained In the AgreamenL SEVERABILfTY 25.2 26. Should any part, term or provision of tha Agreement be judged illegal or in conflict with any Isw, by a court of competent jurisdiction, the validity of the remaining portions or provisions shall not be affected thereby . The Agreement and any dispute, dîfference, cantroversy or claim æislng out of or relating to 1 his Agreement including the negotiation, existence, validlty, învalldity, enforœablli \ y, breach or teminatiôn thereof regardless of whethsr the same shal| be regarded as conttactuaf of not (a "Dispute’), si \ ail be govemed by the federal laws of the United Arab Emiratas and the laws of the Emirate of Fujalrah . NOTICE OF DI 8 PUTE Any Party inlendfng to commence proceedings In relation to any Dispute shall give at least 10 Bualness Days' prior notice in writing to the other Par 0 es of its intention to do so, explsining the nature of the Dispute and the intended proceedings . Any Dispute shallbereferredto and finally reso \ Ysd by afbitraJon under the LCIA Arbitration Cantre Rules (tha "Rules") which (save as modifx 1 by thI 6 Clause 20 ) are deemed to be incorporated by reference into this Clause 30 . Capitalised tarms used in this Clause 30 and not otherwise defined in this Agreament have the meanlngs given (o them In the Rules .

3J.2 The seat, or legal place, or arbitration shall be the Dubai lnteii›atiunal Financlal C«ntre, Dubai, UniterJ Arnb Emirates. The number of arbitmto's shall be thee . The daimant (or, if m 0 re than ona claimant . the cl 3 li ¥ ianb jointly) Shall nominate one arbitrator and the respondent for, if more than one rc<pond«nt, th 0 respondents jointly) shall nominate one arbitrator, in each case in accordance with the Rules . The third arbitrator, who wlll act as chairperson of lhe arbibal trihural, shall be nominated jnintly fry lhe . A‘o co - arbitra(ors, provided that if the third aoltrator has not bean so nominated within 30 Business Days of ths time - llmit for service ol the response, lhe third arbitrator shall be appointed by the LCIA Court . The language to be used in the aibitral proceedings shall be English . TIJfRD PARw RIGHTS Save as expressly provlde0 in this Agreement, a person, whc or which Is not a party to the Agreement, has no right to enforce or enjoy Itie benefit of any term of Ihe Agreement. 30.3 30.4 31. )N MTJfiSSWHERE¢ \ E the Parties hereto have entered Into this Agreement and accepted tho General Terms and Condltlons on the r!ay an‹1year fi gned by lJr. Nicolaes L. Paaidenkooper for rind on behalf of Broope Pe zz 'oleum aitd Gas investment c. In tl›e Name for and on behalf CenGeo New Energy